EXHIBIT 99.04

                        ROYAL FINANCIAL CORPORATION


                              WRITTEN CONSENT
                                  of the
                           MAJORITY SHAREHOLDERS

                               July 9, 2001


This Written Consent of the Majority Shareholders of Royal Financial Corporation, a Nevada corporation (the "Corporation") is made as of the date set forth above in accordance with the Bylaws of the Corporation. The Majority Shareholders of the Corporation hereby consent, pursuant to the provisions of Section 78.390 of the Nevada Revised Statutes, to the adoption of the following resolutions, which are to be filed with the Minutes of the Corporation.

1.      AMENDMENT TO THE ARTICLES OF INCORPORATION TO CHANGE NAME.

WHEREAS, it is deemed to be in the best interests of the Corporation and of its shareholders that its Articles of Incorporation be amended as hereinafter provided:

        NOW, THEREFORE, BE IT RESOLVED, that Article I of the Articles of Incorporation of this Corporation be amended to read as follows:

                "FIRST:  The name of the corporation is:
                         Patriot Motorcycle Corporation."

        RESOLVED, FURTHER, that the Secretary of the Corporation, or any other proper officer of the Corporation, be, and he/she hereby is, authorized and directed to file with the Secretary of State the Certificate of Amendment of Articles of Incorporation, in the form approved and adopted by this Board of Directors, and, upon receipt of the filed copy stamped as accepted by the Secretary of State, to place the same in the Minute Book of the Corporation as the true and correct Certificate of Amendment of Articles of Incorporation of the Corporation.

2.      AUTHORIZATION OF REVERSE STOCK SPLIT.

        WHEREAS, it is deemed to be in the best interests of the Corporation and its shareholders to authorize a reverse stock split of the Corporation's capital common stock, in the ratio of 1:10, in order to reduce the number of shares of the Corporation and enhance the capability of the Corporation to engage in capital raising activities in the future; and

        WHEREAS, for every ten (10) shares of common stock that are owned by a shareholder of the Corporation prior to the time the reverse stock split takes place (the "Effective Time"), such shareholder will thereafter own one (1) share of common stock, and for every ten (10) shares of Common Stock that are authorized pursuant to the Corporation's Articles of Incorporation but are not yet issued, such authorized number of shares shall immediately upon the Effective Time be reduced to one (1) share of common stock.

NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Majority Shareholders of the Corporation deem it to be in the best interests of the Corporation and the shareholders to authorize a reverse stock split of the Corporation's capital common stock, in the ratio of 1:10.

        FURTHER, RESOLVED, that immediately after the Effective Time, each shareholder of the Corporation shall own one (1) share of common stock for every ten (10) shares owned by such shareholder immediately prior to the Effective Time, and the Corporation shall take the necessary steps to distribute a validly-issued stock certificate to each shareholder reflecting the reverse stock split, together with such other changes as may be adopted by the shareholders and/or the Board of Directors with respect to the Corporation.

3.      AMENDMENT TO THE ARTICLES OF INCORPORATION FOR THE CREATION OF
PREFERRED STOCK.

WHEREAS, it is in the best interests of the Corporation to authorize a new class of stock for the Corporation, which shall be Preferred Stock. The authorized number of shares of Preferred Stock shall be five million (5,000,000), with a par value of One Tenth of One Cent ($.001) per share; and

        WHEREAS, it is deemed to be in the best interests of the Corporation and the shareholders that its Articles of Incorporation be amended to provide for Preferred Stock as reflected in Section 3 below.

NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Corporation be, and it hereby is, authorized to create a new class of stock for the Corporation, which shall be Preferred Stock, and to take all such actions as are necessary or desirable in furtherance, of the creation and issuance thereof. The authorized number of shares of Preferred Stock shall be five million (5,000,000), with a par value of One Tenth of One Cent ($.001) per share. Each Series of Preferred Stock will possess the rights and other attributes as set forth by the Board of Directors from time to time.

4. AMENDMENT TO THE ARTICLES OF INCORPORATION FOR THE CREATION OF SERIES A CONVERTIBLE PREFERRED STOCK.

        WHEREAS, it is deemed to be in the best interests of the Corporation and its shareholders to create a new series of Preferred Stock, which shall be Series A Convertible Preferred Stock.

        NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Board of Directors of the Corporation deem it to be in the best interests of the Corporation to issue up to four hundred thousand (400,000) shares of Series A Convertible Preferred Stock having the designation "Series A Stock" and the powers, preferences and rights detailed in APPENDIX A attached hereto.

5. AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES AFTER EFFECTIVE TIME OF REVERSE STOCK SPLIT.

        WHEREAS, it is deemed to be in the best interests of the Corporation and the shareholders that its Articles of Incorporation be amended as hereinafter provided.

        NOW, THEREFORE, BE IT HEREBY RESOLVED, that Article IV of the Articles of Incorporation of this Corporation be amended to read as follows:

"FOURTH:

        A. The total number of voting common stock authorized that may be issued by the Corporation is FIFTY MILLION (50,000,000) shares of stock with One-Tenth of One Cent ($.001) par value per share. The total number of shares of preferred stock authorized that may be issued by the Corporation is FIVE MILLION (5,000,000) shares of stock with One Tenth of One Cent ($.001) par value per share. The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by the laws of the State of Nevada.

        B. Of the FIVE MILLION (5,000,000) authorized shares of Preferred Stock as stated above, FOUR HUNDRED THOUSAND (400,000) shares of Preferred Stock shall be Series A Convertible Preferred Stock with the rights and attributes as set forth in the Statement of Attributes attached hereto as Appendix A."

        RESOLVED, FURTHER, that the Secretary of the Corporation, or any other proper officer of the Corporation, be, and he/she hereby is, authorized and directed to file with the Secretary of State the Certificate of Amendment of Articles of Incorporation, in the form approved and adopted by this Board of Directors, and, upon receipt of the filed copy stamped as accepted by the Secretary of State, to place the same in the Minute Book of the Corporation as the true and correct Certificate of Amendment of Articles of Incorporation of the Corporation.

6.      AUTHORIZATION OF DIRECTORS TO EFFECT RESOLUTIONS.

RESOLVED, that in addition to the specific authorizations set forth in the foregoing resolution, the proper officers of the Corporation be, and they hereby are, authorized to take from time to time any and all such actions and to execute and deliver from time to time any and all such instruments, requests, receipts, notes, applications, reports, certificates and other documents as may be necessary or advisable in their opinion, or in the opinion of any of them, to effectuate, consummate and comply with the purpose and intent of any of the foregoing resolutions.

APPROVED:


___________/s/__________________
Michel Attias, sole shareholder
of BBDSM Corporation
(representing 84.26% of the issued and
outstanding shares of Royal Financial
Corporation)



EXHIBIT A

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
(After Issuance of Stock)               Filed by:


ROYAL FINANCIAL CORPORATION
_____________________________________________________________
Name of Corporation

        The undersigned, MICHEL ATTIAS, the duly elected President and Secretary of ROYAL FINANCIAL CORPORATION does hereby certify:

        That the Board of Directors of said corporation, pursuant to an Unanimous Written Consent dated June 13, 2001, adopted a resolution to amend the original articles as follows:

                Article I of the Articles of Incorporation is amended to read as follows:
                        "FIRST:  The name of the corporation is:
                                 Patriot Motorcycle Corporation."

                Article IV of the Articles of Incorporation is amended to read as follows:

"FOURTH:

        A. The total number of voting common stock authorized that may be issued by the Corporation is FIFTY MILLION (50,000,000) shares of stock with $.001 par value. The total number of shares of preferred stock authorized that may be issued by the Corporation is FIVE MILLION (5,000,000) shares of stock with $.001 par value. The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by the laws of the State of Nevada. The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 47,474,382 that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


        B. Of the FIVE MILLION (5,000,000) authorized shares of Preferred Stock as stated above, FOUR HUNDRED THOUSAND (400,000) shares of Preferred Stock shall be Series A Convertible Preferred Stock with the rights and attributes as set forth in the Statement of Attributes attached hereto as Appendix A."



/s/____________________________________
*Michel Attias, President and Secretary


State of _______________________        )
                                        ) ss:
County of _____________________ )


On ______________, 2001, before me, __________________________, a Notary
Public in and for said State, personally appeared ___________________________, (known to me) (or proved to me on the basis of satisfactory evidence) to be the persons whose names subscribed to the within instrument and acknowledged that executed the same.

Witness my hand and official seal.
___________________________________
NOTARY PUBLIC

        (NOTARY STAMP OR SEAL)
* Only the President or Vice President's signature need to be acknowledged.


APPENDIX A


STATEMENT OF ATTRIBUTES
OF SERIES A CONVERTIBLE PREFERRED STOCK

The following Statement of Attributes sets forth the specific attributes to be attached to the class of Series A Convertible Preferred Stock (the "Series A Stock") of Patriot Motorcycle Corporation, a Nevada corporation (the "Corporation"), as prescribed by the Board of Directors of the Corporation in accordance with Section 78.195 of the Domestic and Foreign Corporation Laws of the State of Nevada (the "Nevada Corporations Law"):

1.      VOTING RIGHTS.   The holders of Series A shall have voting rights
providing for one (1) vote for each share of Series A Stock owned by such holder on all matters that are properly subject to the vote of all holders of common stock of the Corporation.

2.      LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of the Series A Stock shall be entitled to be paid out of the assets of the Corporation an amount (the "Liquidation Preference") equal to the product of (i) the original amount paid by the holder thereof (the "Original Issue Price") for each share of Series A Stock owned by such holder as of the effective date of such liquidation (the "Liquidation Date"), multiplied by (ii) the number of shares of Series A Stock owned of record by such holder as of the Liquidation Date (as adjusted for any combinations, splits, recapitalization and the like with respect to such shares in the manner set forth herein).

(b) After the payment of the full Liquidation Preference as set forth in
Section 2(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed among all holders of the Common Stock until such time as they have received, in the aggregate, an amount equal to the total amount of the Liquidation Preference distributed to the holders of the Series A Stock pursuant to Section 2(a) above, which amount shall be distributed to each holder of Common Stock on a pro rata basis in accordance with such Common Stock holder's percentage of ownership of the total number of shares of Common Stock issued by the Corporation and outstanding as of the Liquidation Date.

(c) Upon completion of the distributions described in Sections 2(a) and 2(b) above, to the extent that there remains any further, undistributed assets of the Corporation, each of the holders of Common Stock and the Series A Stock shall receive, on a pro rata basis in accordance with such Common and Series A Stock holder's percentage of ownership of the total combined number of shares of Common Stock and Series A Stock outstanding as of the Liquidation Date, the remaining amount of undistributed assets of the Corporation available for distribution as of such Liquidation Date.

(d)     The following events shall be considered a "liquidation" under this
Section:

(i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation sell or transfer to any other party or parties all or substantially all of the capital stock of the Corporation ( an "Acquisition");

(ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "Asset Transfer"); or

(iii) the occurrence of at least one of any of the events described in Sections 78.620 through 78.630, Section 78.650 or 78.655 of the Nevada Corporations Law.

(e) If, upon any liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Stock of the Liquidation Preference set forth in Section 2(a) after payment in full of all other outstanding debts, judgments or other obligations of the Corporation as of the Liquidation Date, then such assets shall be distributed among the holders of the Series A Stock at the time outstanding, on a pro rata basis in proportion to the full amounts to which they would otherwise be respectively entitled if the entire amount due and payable pursuant to Section 2(a) above were available for distribution at such time.

3. CONVERSION RIGHTS.

The holders of the Series A Stock shall have the following rights with respect to the conversion of the Series A Stock into an equivalent number of shares of Common Stock (the "Conversion Rights"):

(a) CONVERSION DATE. Each Series A Stock shall automatically convert into ten (10) shares of Common Stock within ten (10) days after the earlier to occur of (a) the date that such conversion is requested by the holder of Series A Stock as contemplated herein; (b) the initial public offering of the Common Stock on a registration statement filed with the Securities and Exchange Commission; or (c) the acquisition of all or substantially all of the assets or capital stock of the Company. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

(b) CONVERSION RATE. Each share of Series A Stock is convertible, without further consideration from the Holder thereof, into ten (10) shares of Common Stock.

(c) MECHANICS OF CONVERSION. Such conversion shall be effectuated by surrendering to the Company, or its attorney, the Series A Stock to be converted, together with a written document, signed by the holder of Series A Stock, requesting that such conversion be effected.

(d) COMMON STOCK TO BE ISSUED. Upon the conversion of any Series A Stock and upon receipt by the Company or its attorney of a facsimile or original of the holder's signed request for conversion, the Corporation shall issue the applicable stock certificate with restrictive legends as required by applicable law, in the name of the purchaser (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

(e) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Stock, such number of its shares of Common Stock as shall from time to time by sufficient to effect the conversion of all outstanding shares of the Series A Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(f) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series A Stock. All shares of Common Stock (including a fraction thereof) issuable upon conversion of more than one share of Series A Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, round the fraction up or down, as the case may be, to the nearest whole share.

(g) NOTICES. Any notice required by the provisions of this Section 3 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; or, if not, then on the next successive business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation as of the date of such notice.

(h) PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Stock so converted were registered.

        (i) OTHER RIGHTS. Except to the extent specifically set forth herein, the holders of the Series A Stock shall be entitled to all of the rights and benefits enjoyed by the holders of the Corporation's Common Stock under its Articles of Incorporation and Bylaws, as the same may be amended from time to time, and under applicable law.

4. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the date that the first share of Series A Stock is issued (the "Original Issue Date") effect a subdivision of the outstanding shares of Common Stock without providing for a corresponding subdivision of the number of shares of Series A Stock outstanding as of such date, then, the stock price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without providing for a corresponding combination of the outstanding Series A Stock, then the stock price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4 shall become effective at the close of business on the date the applicable subdivision or combination becomes effective.

5. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise, then, in any such event, each holder of Series A Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

6. NOTICES OF RECORD DATE. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution, or (ii) any acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, any asset transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Stock at least ten (10) days prior to the record date specified therein a notice specifying: (A) the date on which any such record is to be taken for the purpose of such distribution and a description of such distribution; (B) the date on which any such acquisition, reorganization, reclassification, transfer, consolidation, merger, asset transfer, dissolution, liquidation or winding up is expected to become effective; and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such acquisition, reorganization, reclassification, transfer, consolidation, merger, asset transfer, dissolution, liquidation or winding up.

7. ORIGINAL ISSUE PRICE. The original issue price is Two Dollars and Thirty Cents ($2.30) (the "Original Issue Price").

8. DIVIDENDS. The holders of the Series A Stock shall be entitled to receive cumulative non-compounded annual dividends equal to ten percent (10%) of the Original Issue Price before any dividends are declared or paid on the Company's Common Stock, and before any of the Company's Common Stock is redeemed. The cumulative non-compounded annual dividend shall be paid by the issuance of additional Series A Stock based on the Original Issue Price as provided in Section 7 of this Certificate.